Third Quarter 2024 Earnings Press Release

Exhibit 99.1

Marine Products Corporation Reports Third Quarter 2024 Financial Results And Declares Regular Quarterly Dividend

ATLANTA, October 24, 2024 – Marine Products Corporation (NYSE: MPX) (the “Company”), a leading manufacturer of fiberglass boats, announced its unaudited results for the third quarter ended September 30, 2024.

* Non-GAAP measures, including EBITDA, EBITDA margin, and free cash flow are reconciled to the most comparable GAAP measures in the appendices of this earnings release.

* All comparisons are year-over-year to 3Q:23 unless stated otherwise.

Third Quarter 2024 Results

●	Net sales decreased 36% year-over-year to $49.9 million
●	Net income was $3.4 million, down 67% year-over-year, and diluted Earnings Per Share (EPS) was $0.10; net income margin decreased 660 basis points to 6.8%
●	Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) was $4.3 million, down 67% year-over-year; EBITDA margin decreased 810 basis points to 8.6%
●	Results reflected continued weakness in dealer ordering patterns given soft consumer demand; in response, the Company has reduced costs and adjusted production schedules until demand strengthens
●	The Company continued to generate strong cash flow, ending the quarter with approximately $54 million in cash and no debt

Management Commentary

"As we approach the end of the year, our industry remains challenged by continued soft consumer demand and tepid dealer order flow," stated Ben M. Palmer, Marine Products' President and Chief Executive Officer. “Our dealer inventories are at reasonable levels, lower versus the year-ago quarter as well as sequentially versus the second quarter of 2024, as we have scaled down production to allow the channel to de-stock. Regarding the recent hurricanes that affected the Southeastern states, our facility in Nashville, GA was fortunate to have limited damage. However, we did temporarily shut down operations for a week, and many of our employees faced disruptive damage in the community. We continue to monitor our costs and production flow to minimize the impact of weak sales during this demand lull.”

“We were pleased to see the first decrease in interest rates announced during the quarter, with more hopefully on the way before year-end. While one rate cut won’t change the market, we believe it is an important first step toward lowering floor plan carrying costs for dealers and financing costs for consumers, as well as providing some optimism on the direction of interest costs going forward. During this period of soft demand, we remain focused on operations, margins, quality and innovation. With no debt, strong cash generation, and well over $50 million in cash at the end of the third quarter, we are well positioned to navigate the current headwinds, while still providing attractive dividends to our shareholders and exploring growth investments in the business,” concluded Palmer.

Third Quarter 2024 Earnings Press Release

3Q:24 Consolidated Financial Results: Year-Over-Year (versus 3Q:23)

Net sales were $49.9 million, down 36%. The decrease in net sales was primarily due to a 40% decrease in the number of boats sold during the quarter, partially offset by positive price/mix of 4%, driven by higher gross selling prices. Sales continued to be impacted by soft consumer demand, as dealers tightly manage their inventories to minimize floor plan carrying costs until demand improves. The Company believes its year-over-year comparisons will likely remain soft in the near term.

Gross profit was $9.2 million, down 52%. Gross margin was 18.4%, down 630 basis points. The year-over-year gross margin change reflected lower sales volumes and associated manufacturing cost inefficiencies, coupled with the impact of reinstituting retail incentive programs. Production schedules and labor costs have been adjusted to more closely align with current demand. The Company expects year-over-year changes in gross margin to be less pronounced in the near-term as comparisons to prior year periods become less difficult.

Selling, general and administrative expenses were $5.6 million, down 36%, generally in line with the sales decline, and represented 11.3% of net sales, consistent with the prior year. The decrease in SG&A expenses was due to costs that vary with sales and profitability, such as incentive compensation, sales commissions and warranty expense.

Interest income of $634 thousand decreased due to lower cash balances as a result of the Company’s special dividend paid during the second quarter of 2024.

Income tax provision was $820 thousand, or 19.4% of income before income taxes, down 220 basis points.

Net income and diluted EPS were $3.4 million and $0.10, respectively, down from $10.4 million and $0.30, respectively, in 3Q:23. Net income margin was 6.8%, down 660 basis points.

EBITDA was $4.3 million, down from $13.0 million; EBITDA margin was 8.6%, down 810 basis points.

Balance Sheet, Cash Flow and Capital Allocation

Cash and cash equivalents were $53.5 million at the end of 3Q:24, with no outstanding borrowings under the Company’s $20 million revolving credit facility.

Net cash provided by operating activities and free cash flow were $24.9 million and $21.3 million, respectively, year-to-date through 3Q:24.

Payment of dividends totaled $38.8 million year-to-date through 3Q:24, including a special dividend of $0.70 per share paid during the second quarter. The Board of Directors declared a regular quarterly dividend of $0.14 per share payable on December 10, 2024, to common stockholders of record at the close of business on November 11, 2024.

Conference Call Information

Marine Products Corporation will hold a conference call today, October 24, 2024, at 8:00 a.m. Eastern Time to discuss the results for the quarter. Interested parties may listen in by accessing a

Third Quarter 2024 Earnings Press Release

live webcast in the investor relations section of Marine Products’ website at www.marineproductscorp.com. Additionally, the live conference call can be accessed by calling (888) 660-6357, or (929) 201-6127 for international callers, and using conference ID number 9979064. A replay will be available in the investor relations section of Marine Products’ website beginning approximately two hours after the call.

About Marine Products

Marine Products Corporation is a leading manufacturer of high-quality fiberglass boats under the brand names Chaparral and Robalo. Chaparral’s sterndrive models include SSi Sportboats and SSX Luxury Sportboats, and the SURF Series. Chaparral’s outboard offerings include OSX Luxury Sportboats and the SSi Outboard Bowriders. Robalo builds an array of outboard sport fishing models, which include Center Consoles, Dual Consoles and Cayman Bay Boats. The Company continues to diversify its product lines through product innovation. With these premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and generate superior financial performance to build long-term shareholder value. For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

Forward Looking Statements

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations, hopes or strategies. In particular, such statements include, without limitation: our view that our industry remains challenged by continued soft consumer demand and tepid dealer order flow; our plans to continue to monitor our costs and production flow to minimize the impact of weak sales during demand lulls; our belief that decreases in interest rates are an important first step toward lowering floor plan carrying costs for dealers and financing costs for consumers; our belief that until we reach a period of increased demand, we plan to remain focused on operations, margins, quality and innovation; our belief that we are well positioned to navigate the current headwinds, while still providing attractive dividends to our shareholders in the meantime, and exploring growth investments in the business; our belief that our year-over-year comparisons will likely remain soft in the near term; and our expectation that year-over-year changes in gross margin will be less pronounced in the near-term as comparisons to prior year periods become less difficult. Risk factors that could cause such future events not to occur or our strategies not to succeed as expected include the following: negative economic conditions, unavailability of credit and possible decreases in the level of consumer confidence impacting discretionary spending; business interruptions due to, e.g., adverse weather conditions, supply chain disruptions and/or further increased interest rates; our retail incentives and allowances may not successfully increase consumer demand as anticipated, due to negative impacts to the overall economy, industry or competition, our adjustments to production levels may not match demand; increased cost of boat ownership makes it more difficult to raise prices in the future to compensate for increased costs; our new model launches may not match dealer and consumer preferences, which are inherently uncertain; and our ability to manage manufacturing costs may be constrained in light of lower production levels. Additional factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations are contained in Marine Products’ Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) for the year ended December 31, 2023.

Third Quarter 2024 Earnings Press Release

For information about Marine Products Corporation or this event, please contact:

Mark Chekanow, CFA

Vice President, Investor Relations

(404) 419-3809

mchekano@marineproductscorp.com

Michael L. Schmit

Chief Financial Officer

(404) 321-7910

irdept@marineproductscorp.com

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)

	Three Months Ended		Nine Months Ended
September 30,	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$49,850	$77,786	$188,737	$312,858
Cost of goods sold	40,668	58,548	152,397	235,942
Gross profit	9,182	19,238	36,340	76,916
Selling, general and administrative expenses	5,642	8,789	21,809	35,495
Gain on disposition of assets, net	(50)	(1,962)	(51)	(1,962)
Operating income	3,590	12,411	14,582	43,383
Interest income, net	634	860	2,364	2,066
Income before income taxes	4,224	13,271	16,946	45,449
Income tax provision	820	2,868	3,360	9,176
Net income	$3,404	$10,403	$13,586	$36,273

EARNINGS PER SHARE (1)
Basic	$0.10	$0.30	$0.37	$1.05
Diluted	$0.10	$0.30	$0.37	$1.05

AVERAGE SHARES OUTSTANDING (2)
Basic	34,713	34,467	34,683	34,435
Diluted	34,713	34,467	34,683	34,435

(1) Earnings per share includes a reduction of $0.02 for the nine months ended September 30, 2024, resulting from the allocation of earnings attributable to participating securities under the two-class method required by GAAP. Special dividend paid in the prior quarter resulted in a reduction of $957 due to earnings attributable to participating securities for the nine months ended September 30, 2024.

(2) Includes participating securities which are share-based payment awards with non-forfeitable rights to dividends. Under the two-class method, average shares outstanding shown above were reduced by participating securities of 880 for the nine months ended September 30, 2024.

Third Quarter 2024 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	(in thousands)
	September 30,	December 31,
	2024	2023
	(Unaudited)
ASSETS
Cash and cash equivalents	$53,533	$71,952
Accounts receivable, net	5,445	2,475
Inventories	52,599	61,611
Income taxes receivable	217	361
Prepaid expenses and other current assets	3,696	2,847
Total current assets	115,490	139,246
Property, plant and equipment, net	23,942	22,456
Goodwill	3,308	3,308
Other intangibles, net	465	465
Deferred income taxes	9,936	8,590
Retirement plan assets	18,117	15,379
Other long-term assets	5,058	4,358
Total assets	$176,316	$193,802

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Accounts payable	$8,060	$6,071
Accrued expenses and other liabilities	16,576	16,496
Total current liabilities	24,636	22,567
Retirement plan liabilities	21,206	17,998
Other long-term liabilities	1,683	1,649
Total liabilities	47,525	42,214

Stockholders' Equity
Preferred stock	—	—
Common stock	3,471	3,447
Capital in excess of par value	—	—
Retained earnings	125,320	148,141
Total stockholders' equity	128,791	151,588
Total liabilities and stockholders' equity	$176,316	$193,802

Third Quarter 2024 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	(in thousands)
Nine Months Ended September 30,	2024	2023
	(Unaudited)	(Unaudited)
OPERATING ACTIVITIES
Net income	$13,586	$36,273
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,088	1,750
Pension settlement loss	—	2,277
Working capital	7,406	3,348
Other operating activities	1,802	(3,470)
Net cash provided by operating activities	24,882	40,178

INVESTING ACTIVITIES
Capital expenditures	(3,574)	(8,405)
Proceeds from sale of assets	51	1,129
Net cash used for investing activities	(3,523)	(7,276)

FINANCING ACTIVITIES
Payment of dividends	(38,845)	(14,458)
Cash paid for common stock purchased and retired	(933)	(910)
Net cash used for financing activities	(39,778)	(15,368)

Net (decrease) increase in cash and cash equivalents	(18,419)	17,534
Cash and cash equivalents at beginning of period	71,952	43,171
Cash and cash equivalents at end of period	$53,533	$60,705

Third Quarter 2024 Earnings Press Release

Non-GAAP Measures

Marine Products Corporation has used the non-GAAP financial measures of EBITDA, EBITDA margin, and free cash flow in today's earnings release. These measures should not be considered in isolation or as a substitute for performance or liquidity measures prepared in accordance with GAAP. Management believes that presenting these non-GAAP measures enables investors to compare our operating performance consistently over various time periods, and in the case of EBITDA, without regard to changes in our capital structure. Management believes that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating Marine Products’ liquidity. Free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities as a measure of our liquidity. Additionally, Marine Products’ definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, management believes it is important to view free cash flow as a measure that provides supplemental information to our Condensed Consolidated Statements of Cash Flows.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

Set forth in the appendices below are reconciliations of these non-GAAP measures with their most directly comparable GAAP measures. These reconciliations also appear on Marine Products Corporation’s investor website, which can be found on the Internet at www.marineproductscorp.com.

Appendix A

(Unaudited)	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(In thousands)	2024	2023	2024	2023
Reconciliation of Net Income to EBITDA
Net income	$3,404	$10,403	$13,586	$36,273
Adjustments:
Add: Income tax provision	820	2,868	3,360	9,176
Add: Depreciation and amortization	704	610	2,088	1,750
Less: Interest income, net	634	860	2,364	2,066
EBITDA	$4,294	$13,021	$16,670	$45,133

Net sales	$49,850	$77,786	$188,737	$312,858

Net income margin(1)	6.8%	13.4%	7.2%	11.6%

EBITDA margin(1)	8.6%	16.7%	8.8%	14.4%

(1) Net income margin is calculated as net income divided by net sales. EBITDA margin is calculated as EBITDA divided by net sales.

Third Quarter 2024 Earnings Press Release

Appendix B

(Unaudited)	Nine Months Ended
	September 30,	September 30,
(In thousands)	2024	2023
Reconciliation of Operating Cash Flow to Free Cash Flow
Net cash provided by operating activities	$24,882	$40,178
Capital expenditures	(3,574)	(8,405)
Free cash flow	$21,308	$31,773